UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2007

Camera Platforms International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14675	95-4024550
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2211 N. Refugio Drive, Santa Ynez, CA	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 623-1700

10909 Vanowen Street, North Hollywood, CA 91605

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.              Completion of Acquisition or Disposition of Assets

On April 20, 2007, Camera Platforms International, Inc. completed the sale of substantially all of its assets to Moving Vehicular Platforms, Inc.  As previously reported on a Form 8-K filed with the Securities and Exchange Commission on February 5, 2007, we entered into an Asset Purchase Agreement with MVP on January 30, 2007 for the sale of substantially all of our assets, a copy of which agreement was filed as an exhibit to the Form 8-K.

The purchase price for the assets was approximately $500,000, of which $25,000 was paid to us on December 13, 2006 as an option advance, and $25,000 was paid to us concurrently with the execution of the Asset Purchase Agreement .  MVP also assumed certain of our liabilities.  We have used the net proceeds from the sale of our assets to make payments on certain loans made to us by DOOFF, LLC, a related party.

Concurrently with the closing of the transactions contemplated by the Asset Purchase Agreement, we entered into a license agreement with MVP pursuant to which we licensed to MVP the right to use, anywhere in the United States, the name “Shotmaker.”  We also entered into a sublease agreement with MVP pursuant to which MVP is subleasing approximately 6,663 square feet of our principal executive offices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2007	Camera Platforms International, Inc.

	By:	/s/ Martin Perellis
Martin Perellis, Chairman,
Chief Executive Officer and
Chief Financial Officer